IntelGenx Secures a License For
Tadalafil Erectile Dysfunction Dosing Patent

Saint Laurent, Quebec, November 21, 2016 - IntelGenx Corp. (TSX-V: IGX) (OTCQX: IGXT) (the “Company” or “IntelGenx”) today announced the signing of a binding term sheet for a license to Eli Lilly and Company’s tadalafil dosing patent, United States Patent No. 6,943,166 (the ‘166 dosing patent). Any exclusivity associated with the tadalafil compound patent is not affected by this agreement.

Subject to U.S. Food and Drug Administration (FDA) approval, this license allows IntelGenx to commercialize its Tadalafil ED VersaFilmTM product in the U.S. prior to the expiration of the ‘166 dosing patent. This license terminates all current tadalafil-related litigation activities for IntelGenx. IntelGenx will be actively seeking a partner for the commercialization of the Tadalafil ED VersaFilmTM product.

IntelGenx has developed a proprietary process and formulation for manufacturing the Tadalafil ED VersaFilmTM product and plans to manufacture the product for multiple markets around the world.

IntelGenx plans to file Tadalafil VersaFilmTM 505(b)(2) NDA with the U.S. FDA in the second quarter of 2017 and expects a U.S. launch of the ED product upon approval, in the second quarter of 2018.

“Securing the license with Lilly is a significant achievement for IntelGenx. It will substantially alleviate any legal concern regarding the launch of our Tadalafil VersaFilmTM product ahead of the expiry of the ’166 dosing patent,” said Dr. Horst G. Zerbe, President and CEO of IntelGenx. “This license opens IntelGenx to the lucrative U.S. ED market and accelerates our partnering of this product for commercializing Tadalafil VersaFilmTM in the U.S. and abroad. We look forward to continuing IntelGenx’ transformation into a global leader of pharmaceutical oral films.”

IntelGenx was represented by H. Keeto Sabharwal and the law firm of Pillsbury Winthrop Shaw Pittman.

About Tadalafil VersaFilmTM

Tadalafil is one of the three major PDE5 inhibitors in the ED market. Tadalafil shows longer duration of action and less food effect compared with the competitors ED product. IntelGenx’s tadalafil film offers an improved discrete dosage form that does not require water intake. IntelGenx tadalafil film formulations have been tested in various clinical trials to improve the pharmacokinetics and optimize the formulation. The latest formulation successfully demonstrated bioequivalence to Cialis®(1) tablet in a pilot study. With the license in hand, IntelGenx may now target launch readiness ahead of Cialis® patent expiry. Tadalafil VersaFilm™ now has the potential to be the first generic competitor to the Cialis® tablet and the only film delivery product of the blockbuster ED drug product.

About Eli Lilly and Company

Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and newsroom.lilly.com/social-channels.

About IntelGenx

IntelGenx is a leading oral drug delivery company focused on the development and manufacturing of innovative pharmaceutical oral films based on its proprietary VersaFilmTM technology platform. Established in 2003, the Montreal-based company is listed on the TSX-V and OTC-QX.

IntelGenx highly skilled team provides comprehensive pharmaceutical~~s~~ services to pharmaceutical partners, including R&D, analytical method development, clinical monitoring, IP and regulatory services. IntelGenx state-of-the art manufacturing facility, established for the VersaFilmTM technology platform, supports lab-scale to pilot and commercial-scale production, offering full service capabilities to our clients. More information is available about the company at: www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

(1) Cialis is a registered trademark of Eli Lilly.
Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange), nor the OTCQX accepts responsibility for the adequacy or accuracy of this release.

Source: IntelGenx Technologies Corp.

For more information, please contact:
Edward Miller
Director, Investor Relations and Corporate Communications
IntelGenx Corp.
T: +1 514-331-7440 (ext. 217)
edward@intelgenx.com